                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire            Mike Freeman
          Vice President and CFO        Director, Investor Relations and
          919-862-1000                  Corporate Communications


                  SALIX PHARMACEUTICALS LAUNCHES COLAZAL(TM)


RALEIGH, NC, January 22, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the launch of its first product, COLAZAL(TM) (balsalazide disodium), a new first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Product orders totaling approximately $5.5 million were shipped to wholesalers in mid December 2000 and subsequently distributed to pharmacies nationwide. The 30-person Salix gastroenterology specialty sales force has begun meeting with physicians.

"Today's announcement marks not only the launch of COLAZAL, but also the launch of Salix as an up-and-coming gastroenterology specialty pharmaceutical company," commented Robert Ruscher, President and Chief Executive Officer of Salix. "We are committed to serving the gastroenterology community. The establishment of a franchise with gastroenterologists across the country is central to the success of the business. Our sales force is taking the opportunity provided by the introduction of COLAZAL to introduce Salix to physicians. We want gastroenterologists to know that we are intent on partnering with them in order to provide new and improved therapies for their patients and that COLAZAL is only the first of what we hope will be a number of high-caliber, innovative pharmaceutical products that we develop to treat gastrointestinal disease."

Commenting on the launch, Carolyn Logan, Senior Vice President, Sales and Marketing of Salix stated, "We are extremely proud of our sales force and anticipate a very successful introduction of COLAZAL. Every member of our 30-person sales force is an experienced and proven performer. Our sales representatives have an average of five years experience in pharmaceutical sales, with the majority of them having experience in the field of gastroenterology. Without exception, every member of the team has been recognized for award-winning performance during his or her career. We expect these individuals will begin to make immediate and significant inroads in the gastroenterology community as they meet with gastroenterologists to introduce COLAZAL."

COLAZAL is the first new chemical entity approved in ten years and the first new therapy approved in seven years by the U.S. Food and Drug Administration (FDA) for the treatment of mildly to moderately active ulcerative colitis, a chronic and debilitating inflammatory disease of the gastrointestinal tract. COLAZAL is approved for a course of therapy of up to 12 weeks. During the course of clinical investigations, the most commonly reported side effects were headache and abdominal pain, reported in 8% and 6% respectively, of the clinical patient population. Withdrawal from therapy due to adverse events was comparable among patients on COLAZAL and placebo.

Ulcerative colitis is a form of inflammatory bowel disease (IBD) characterized by inflammation of the lining of the colon. Symptoms of active ulcerative colitis include rectal bleeding, abdominal pain, increased stool frequency, loss of appetite, fever and weight loss. There is no known cure for ulcerative colitis except for removal of the colon. (For additional information about ulcerative colitis, contact the Crohn's & Colitis Foundation of America at 1-800 932-2423 or visit its web site at http://www.ccfa.org.)
                                  -------------------

Salix estimates that there are up to 500,000 patients with ulcerative colitis in the United States. In 1999, U.S. sales of prescription products indicated to treat ulcerative colitis totaled approximately $350 million. This market in terms of prescription dollar sales has been growing at an annual compound rate exceeding 25% for the last 10 years.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix is executing a strategy to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL, an anti-inflammatory drug, approved for the treatment of mildly to moderately active ulcerative colitis. Salix's follow-on product candidate is rifaximin, currently in Phase III development for the potential treatment of infections of the lower gastrointestinal tract. Salix trades on the Nasdaq SmallCap Market under the ticker symbol "SLXP."

For more information about Salix Pharmaceuticals, Ltd. or COLAZAL, please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
                                                             ------------------

                                      ###

   Please Note: This press release contains projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance, competition and manufacturing risks. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.